Exhibit 99.2

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
AN ENERGY FUTURE HOLDINGS CORP. ENTERPRISE
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2017
AND

INDEPENDENT AUDITOR’S REPORT

Financial Statements

Statements of Income —Years Ended December 31, 2017, 2016 and 2015

Statements of Comprehensive Income — Years Ended December 31, 2017, 2016 and 2015

Statements of Cash Flows — Years Ended December 31, 2017, 2016 and 2015

Balance Sheets — December 31, 2017 and 2016

Statements of Membership Interests - Years Ended December 31, 2017, 2016 and 2015

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

acquisition accounting
The acquisition method of accounting for a business combination as prescribed by GAAP, whereby the cost or “acquisition price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

AMS	advanced metering system
Bondco
Refers to Oncor Electric Delivery Transition Bond Company LLC, a former wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor that had issued securitization (transition) bonds to recover certain regulatory assets and other costs. Bondco was dissolved effective December 29, 2016.

Contributed EFH Debtors	Certain EFH Debtors that became subsidiaries of Vistra and emerged from Chapter 11 at the time of the Vistra Spin-Off.
Debtors
EFH Corp. and the majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the Vistra Spin-Off, also included the TCEH Debtors.

Deed of Trust
Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

EFCH
Refers to Energy Future Competitive Holdings Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and, prior to the Vistra Spin-Off, the parent of TCEH, and/or its subsidiaries, depending on context.

EFH Bankruptcy Proceedings
Refers to voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code filed in U.S. Bankruptcy Court for the District of Delaware on April 29, 2014 (EFH Petition Date) by EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.
EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the EFH Bankruptcy Proceedings, excluding the TCEH Debtors
EFH Petition Date	April 29, 2014. See EFH Bankruptcy Proceedings above.
EFIH	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.
GAAP	generally accepted accounting principles of the U.S.
Investment LLC
Refers to Oncor Management Investment LLC, a limited liability company and minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B Interests are owned by certain members of the management team and independent directors of Oncor.

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market
Luminant
Refers to subsidiaries of Vistra (which, prior to the Vistra Spin-Off, were subsidiaries of TCEH) engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

NEE	NextEra Energy, Inc.
Oncor
Refers to Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings, and/or its former wholly-owned consolidated bankruptcy-remote financing subsidiary, Bondco, depending on context.

Oncor Holdings
Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner (approximately 80.03%) of Oncor, and/or its subsidiaries, depending on context.

Oncor OPEB Plan
Refers to plans sponsored by Oncor that offer certain postretirement health care and life insurance benefits to eligible current and former Oncor employees, certain eligible current and former EFH Corp./Vistra employees, and their eligible dependents.

Oncor Retirement Plan	Refers to a defined benefit pension plan sponsored by Oncor.
Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor.
OPEB	other postretirement employee benefits
PUCT	Public Utility Commission of Texas
REP	retail electric provider
Sempra	Sempra Energy
Sempra Acquisition
Refers to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 21, 2017, by and between EFH Corp., EFIH, Sempra and one of Sempra’s wholly-owned subsidiaries, pursuant to which Sempra would acquire the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH.

Sharyland Agreement	Refers to that certain Agreement and Plan of Merger, dated as of July 21, 2017, by and among the Sharyland Entities, Oncor, and Oncor AssetCo LLC, a wholly owned subsidiary of Oncor.
Sharyland Asset Exchange
Refers to the asset swap consummated on November 9, 2017 pursuant to the Sharyland Agreement and PUCT Docket No. 47469, pursuant to which Oncor received substantially all of the distribution assets of the Sharyland Entities and certain of their transmission assets in exchange for certain of Oncor’s transmission assets and cash.

Sharyland Entities
Refers to Sharyland Distribution & Transmission Services, L.L.C., (“SDTS”) Sharyland Utilities, L.P. (“SU”), SU AssetCo, L.L.C., a wholly owned subsidiary of SU, and SDTS AssetCo, L.L.C., a wholly owned subsidiary of SDTS, each of which was a party to the Sharyland Agreement

Sponsor Group
Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

SDTS	Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company.
SU	Sharyland Utilities, L.P., a Texas limited partnership.
TCEH
Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of EFCH and, prior to the Vistra Spin-Off, the parent company of the TCEH Debtors (other than the Contributed EFH Debtors), depending on the context, that were engaged in electricity generation and wholesale and retail energy market activities, and whose major subsidiaries included Luminant and TXU Energy. Subsequent to the Vistra Spin-Off, Vistra continued substantially the same operations as TCEH.

TCEH Debtors	Refers to the subsidiaries of TCEH that were Debtors in the EFH Bankruptcy Proceedings (including Luminant and TXU Energy) and the Contributed EFH Debtors.
TCJA	“Tax Cuts and Jobs Act,” enacted on December 22, 2017

Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owns substantially all of the common stock of EFH Corp.
Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.
Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax.
Texas Transmission
Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, OMERS Infrastructure Management Inc. (formerly Borealis Infrastructure Management Inc.), and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd. Texas Transmission is not affiliated with EFH Corp., any of EFH Corp.’s subsidiaries or any member of the Sponsor Group.

TXU Energy
Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of Vistra (and, prior to the Vistra Spin-Off, a direct subsidiary of TCEH) engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

U.S.	United States of America
VIE	variable interest entity
Vistra
Refers to Vistra Energy Corp. (formerly TCEH Corp.), and/or its subsidiaries, depending on context. On October 3, 2016, the TCEH Debtors emerged from bankruptcy and became subsidiaries of TCEH Corp. Subsequent to the Vistra Spin-Off, Vistra continued substantially the same operations as TCEH.

Vistra Retirement Plan	Vistra Retirement Plan (formerly EFH Retirement Plan) refers to a defined benefit pension plan sponsored by an affiliate of Vistra, in which Oncor participates.
Vistra Spin-Off
Refers to the completion of the TCEH Debtors’ reorganization under the Bankruptcy Code and emergence from the EFH Bankruptcy Proceedings effective October 3, 2016. Following the Vistra Spin-Off, the TCEH Debtors ceased to be affiliates of Oncor.

These consolidated financial statements occasionally make references to Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. References to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or any other affiliate.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Member of
Oncor Electric Delivery Holdings Company LLC
Dallas, Texas

We have audited the accompanying consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the "Company"), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, membership interests, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oncor Electric Delivery Holdings Company LLC and its subsidiary as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 1 to the consolidated financial statements, the Company has implemented certain ring-fencing measures which management believes mitigate the Company’s potential exposure to the EFH Bankruptcy Proceedings. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 22, 2018

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED INCOME
(millions of dollars)

	Year Ended December 31,
	2017	2016	2015

Operating revenues:
Nonaffiliates	$3,958	$3,205	$2,923
Affiliates	-	715	955
Total operating revenues	3,958	3,920	3,878
Operating expenses:
Wholesale transmission service	929	894	802
Operation and maintenance (Note 13)	762	754	724
Depreciation and amortization	762	785	863
Income taxes (Note 1, 4, 13)	255	259	260
Taxes other than amounts related to income taxes	462	451	450
Total operating expenses	3,170	3,143	3,099
Operating income	788	777	779
Other income and (deductions) - net (Note 14)	(15)	(15)	(22)
Nonoperating income taxes	85	8	4
Interest expense and related charges (Note 14)	342	336	333
Net income	346	418	420
Net income attributable to noncontrolling interests	(84)	(86)	(86)
Net income attributable to Oncor Holdings	$262	$332	$334

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Year Ended December 31,
	2017	2016	2015

Net income	$346	$418	$420
Other comprehensive income:
Cash flow hedges – derivative value net loss recognized in net income (net of tax expense of $1, $1, and $1) (Note 1)	2	2	2
Defined benefit pension plans (net of tax benefit of $4, $-, and $4) (Note 11)	8	-	(8)
Total other comprehensive income	10	2	(6)
Comprehensive income	356	420	414
Comprehensive income attributable to noncontrolling interests	(86)	(86)	(85)
Comprehensive income attributable to Oncor Holdings	$270	$334	$329

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED CASH FLOWS

	Year Ended December 31,
	2017	2016	2015
	(millions of dollars)

Cash flows — operating activities:
Net income	$346	$418	$420
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	815	833	908
Deferred income taxes – net	360	169	29
Other – net	(2)	(5)	(4)
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	(76)	(34)	12
Inventories	(1)	(7)	(8)
Accounts payable — trade (including affiliates)	(11)	14	(20)
Regulatory accounts related to reconcilable tariffs (Note 5)	29	(55)	11
Other — assets	57	40	18
Other — liabilities	(77)	33	(31)
Cash provided by operating activities	1,440	1,406	1,335
Cash flows — financing activities:
Issuances of long-term debt (Note 7)	600	175	725
Repayments of long-term debt (Note 7)	(324)	(41)	(639)
Net (decrease) increase in short-term borrowings (Note 6)	161	(51)	129
Distributions to parent (Note 9)	(171)	(162)	(322)
Distributions to noncontrolling interests	(47)	(46)	(87)
Debt discount, premium, financing and reacquisition costs – net	(10)	10	(13)
Cash provided by (used in) financing activities	209	(115)	(207)
Cash flows — investing activities:
Capital expenditures (Note 13)	(1,631)	(1,352)	(1,154)
Business acquistion (Note 15)	(25)	-	-
Other – net	12	51	47
Cash used in investing activities	(1,644)	(1,301)	(1,107)
Net change in cash and cash equivalents	5	(10)	21
Cash and cash equivalents — beginning balance	16	26	5
Cash and cash equivalents — ending balance	$21	$16	$26

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED BALANCE SHEETS

	At December 31,	At December 31,
	2017	2016
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$21	$16
Trade accounts receivable – net (Note 14)	635	545
Income taxes receivable from EFH Corp. (Note 13)	12	57
Materials and supplies inventories — at average cost	91	89
Prepayments and other current assets	88	100
Total current assets	847	807
Investments and other property (Note 14)	113	100
Property, plant and equipment – net (Note 14)	14,879	13,829
Goodwill (Note 1 and 14)	4,064	4,064
Regulatory assets (Note 5)	2,180	1,974
Other noncurrent assets	23	14
Total assets	$22,106	$20,788
LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 6)	$950	$789
Long-term debt due currently (Note 7)	550	324
Trade accounts payable (Note 13)	242	231
Income taxes payable to EFH Corp. (Note 13)	21	20
Accrued taxes other than income taxes	190	182
Accrued interest	83	83
Other current liabilities	188	144
Total current liabilities	2,224	1,773
Long-term debt, less amounts due currently (Note 7)	5,567	5,515
Accumulated deferred income taxes (Note 1, 4, 13)	1,125	2,102
Regulatory liabilities (Note 5)	2,807	856
Employee benefit obligations and other (Notes 13 and 14)	2,231	2,399
Total liabilities	13,954	12,645
Commitments and contingencies (Note 8)
Membership interests (Note 9):
Capital account	6,411	6,320
Accumulated other comprehensive loss	(81)	(89)
Oncor Holdings membership interest	6,330	6,231
Noncontrolling interests in subsidiary	1,822	1,912
Total membership interests	8,152	8,143
Total liabilities and membership interests	$22,106	$20,788

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS

	Year Ended December 31,
	2017	2016	2015
	(millions of dollars)

Capital account:
Balance at beginning of period	$6,320	$6,150	$6,136
Net income attributable to Oncor Holdings	262	332	334
Distributions to parent	(171)	(162)	(322)
Capital contributions	-	-	2
Balance at end of period	6,411	6,320	6,150
Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(89)	(91)	(86)
Net effects of cash flow hedges (net of tax expense of $1, $1 and $-)	2	2	1
Defined benefit pension plans (net of tax (expense)/benefit of ($3), $- and $3)	6	-	(6)
Balance at end of period	(81)	(89)	(91)
Oncor Holdings membership interests at end of period	$6,330	$6,231	$6,059

Noncontrolling interests in subsidiary (Note 10):
Balance at beginning of period	1,912	1,803	1,771
Net income attributable to noncontrolling interests	84	86	86
Distributions to noncontrolling interests	(47)	(46)	(87)
Change related to future tax distributions from Oncor	(128)	69	34
Defined benefit pension plans (net of tax expense of $1, $- and $-)	1	-	(1)
Noncontrolling interests in subsidiary at end of period	1,822	1,912	1,803
Total membership interests at end of period	$8,152	$8,143	$7,862

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. The financial statements are comprised almost entirely of the operations of Oncor; consequently, there are no separate reportable business segments. See “Glossary” for definition of terms and abbreviations.

We are a Dallas, Texas-based holding company whose financial statements are comprised almost entirely of the operations of our direct, majority (approximately 80%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs that sell power in the north-central, eastern and western parts of Texas. Revenues from REP subsidiaries of Vistra (formerly subsidiaries of TCEH) represented 22%, 23% and 25% of our total operating revenues for the years ended December 31, 2017, 2016 and 2015, respectively. We are a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

Our consolidated financial statements include our former indirect, bankruptcy-remote financing subsidiary, Bondco, a variable interest entity through December 29, 2016, at which time it was dissolved. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. Bondco issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. The 2003 Series transition bonds matured and were paid in full in 2015 and the 2004 Series transition bonds matured and were paid in full in May 2016. Final true-up proceedings and refunds of over-collected transition charges for the transition bonds were conducted by Oncor and the PUCT during 2016 and had no material net income impact.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor’s credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: Oncor’s sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors and Oncor’s board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group. None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We and Oncor do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

In the PUCT proceedings requesting approval of the Sempra Acquisition (PUCT Docket No. 47675), Sempra has committed to certain ring-fencing measures that will be in effect upon closing of the Sempra Acquisition. For more information on the Sempra Acquisition and the related PUCT proceedings, see Note 2.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, the Debtors commenced the EFH Bankruptcy Proceedings. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s potential exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with GAAP. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated. Subsequent events have been evaluated through the date these consolidated financial statements were issued.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments were made to previous estimates or assumptions during the current year.

Revenue Recognition

General

Oncor’s revenue is billed under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided in an amount prescribed by the related tariff.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, EECRF surcharges, AMS surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets. See “Regulatory Assets and Liabilities” below.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

If at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The goodwill impairment tests performed in 2017, 2016 and 2015 were based on a qualitative assessment in which we considered macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relative factors. Based on tests results, no impairments were recognized in 2017, 2016 or 2015.

Income Taxes

Effective with the November 2008 sale of equity interests in Oncor, Oncor became a partnership for US federal income tax purposes, and subsequently only EFH Corp.’s share of partnership income is included in its consolidated federal income tax return. Our tax sharing agreement with Oncor and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor file our own income tax returns, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by our subsidiaries). Deferred income taxes are provided for temporary differences between our book and tax bases of assets and liabilities.

Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify interest and penalties expense related to uncertain tax positions as current income taxes as discussed in Note 4.

Defined Benefit Pension Plans and OPEB Plans

Oncor has liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and an OPEB plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. See Note 11 for additional information regarding pension and OPEB plans.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

System of Accounts

Our accounting records have been maintained in accordance with the US Federal Energy Regulatory Commission Uniform System of Accounts as adopted by the PUCT.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. When accrued removal costs exceed incurred removal costs, the difference is reclassified as a regulatory liability to retire assets in the future.

Regulatory Assets and Liabilities

Oncor is subject to rate regulation and our financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness and prudence and possible disallowance. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 5 for more information regarding regulatory assets and liabilities.

Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kilowatt-hours delivered and are a principal component of taxes other than income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. Rates charged to customers by Oncor are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion, if any, of capitalized AFUDC is accounted for as other income. See Note 14 for detail of amounts charged to interest expense.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and OPEB plans trusts (see Note 11) and long-term debt (see Note 7).

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

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Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

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Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

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Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

The fair value of certain investments is measured using the net asset value (NAV) per share as a practical expedient. Such investments measured at NAV are not required to be categorized within the fair value hierarchy. See “Changes in Accounting Standards” below.

Consolidation of Variable Interest Entities

A VIE is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. We consolidate a VIE if we have: a) the power to direct the significant activities of the VIE and b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary).

Derivative Instruments and Mark-to-Market Accounting

Oncor has from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Changes in Accounting Standards

Since May 2014, the Financial Accounting Standards Board (FASB) has issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers along with other supplemental guidance (together, Topic 606). Topic 606 introduces new, increased requirements for disclosure of revenue in financial statements and guidance that are intended to eliminate inconsistencies in the recognition of revenue. We will add a revenue-related note to the financial statements to satisfy the new disclosure requirements of Topic 606. Topic 606 also requires the separate presentation of “alternative revenue program” revenues on the income statement. We anticipate less than $20 million annually in alternative revenue program revenues related to Oncor’s energy efficiency program and will disclose such activity in the notes to financial statements. We are required to adopt Topic 606 effective January 1, 2018. We will adopt using the modified retrospective approach and will elect certain practical expedients available under the guidance. Oncor’s revenues from customers are tariff-based and are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided in an amount prescribed by the related tariff. The new guidance does not change this pattern of recognition and therefore the adoption will not have an effect on our reported results of operations, financial position or cash flows.

In February 2016, the FASB issued ASU 2016-02 which created FASB Topic 842, Leases (Topic 842). Topic 842 amends previous GAAP to require the balance sheet recognition of lease assets and liabilities for operating leases. Operating lease liabilities will not be classified as debt for GAAP purposes under Topic 842 and will not be treated as debt for regulatory purposes. At this time, all of Oncor’s existing leases meet the definition of an operating lease liability. Under the new rules, the recognition of any finance leases (currently known as capital leases) on the balance sheet would be classified as debt for GAAP purposes and are expected to be defined as debt for our regulatory capital structure purposes (see Note 9 for details) similar to the current capital lease treatment. Oncor is required to adopt Topic 842 by January 1, 2019 and expects to adopt at that time using certain practical expedients available under the transition guidance including a practical expedient to not assess whether existing land easements that were not previously accounted for as leases are or contain a lease under Topic 842. The initial adoption of Topic 842 will affect our balance sheet, as leased buildings and vehicles are recognized as operating lease liabilities. Subsequent to adoption, to the extent Oncor enters into finance leases, its credit facility covenants and capitalization ratios could be impacted. Oncor continues to compile a population of contracts for assessment and evaluate the potential impact of Topic 842 on the financial statements.

In March 2017, the FASB issued ASU 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, an amendment to Topic 715, Compensation – Retirement Benefits (Topic 715). Topic 715, as amended, will require the non-service cost components of net retirement benefit plan costs be presented as non-operating in the income statement. In addition, only the service cost component of net retirement benefit plan cost will be eligible for capitalization as part of inventory or property, plant and equipment. Oncor is required to adopt the amendment effective January 1, 2018. The income statement presentation requirement must be applied on a retrospective basis while the capitalization eligibility requirement is applied on a prospective basis. The guidance allows a practical expedient that permits use of previously disclosed service costs and non-service costs from the Pension and OPEB Plans note in the comparative periods as appropriate estimates when retrospectively changing the presentation of these costs in the income statements. Oncor will elect this practical expedient. For cash flow purposes on a prospective basis, non-service costs will be reflected as a reduction to operating cash flows, offset by lower cash used in investing activities (lower capital expenditures). We do not expect the new guidance to have a material effect on Oncor’s rate-making process, results of operations, financial position or net change in total cash flows but continue to evaluate for potential impacts.

2.     EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our potential exposure to the EFH Bankruptcy Proceedings. See Note 1 and below for further information regarding the EFH Bankruptcy Proceedings and the proposed change in control of our indirect majority owner in connection with such proceedings.

The U.S. Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to Oncor representing their prepetition electricity delivery fees. As of December 31, 2017, Oncor had collected their prepetition receivables from the Texas Holdings Group of approximately $129 million.

In May 2016, the Debtors filed a joint Plan of Reorganization (2016 Plan of Reorganization) pursuant to Chapter 11 of the U.S. Bankruptcy Code and a related disclosure statement with the bankruptcy court. The 2016 Plan of Reorganization provided that the confirmation and effective date of the 2016 Plan of Reorganization with respect to the TCEH Debtors may occur separate from, and independent of, the confirmation and effective date of the 2016 Plan of Reorganization with respect to the EFH Debtors. In this regard, the bankruptcy court confirmed the 2016 Plan of Reorganization with respect to the TCEH Debtors in August 2016, and it became effective by its terms, and the spin-off of the TCEH Debtors from EFH Corp. (Vistra Spin-Off) occurred, effective October 3, 2016. As a result of the Vistra Spin-Off, Vistra and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on us remain unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our results of operations, financial statements and cash flows.

See Note 12 for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

Potential Change in Indirect Ownership of Oncor

During the course of the EFH Bankruptcy Proceedings, certain plans of reorganization have been filed that contemplate the transfer of the ownership interests in Oncor that are indirectly held by EFH Corp. Below is a summary of certain matters relating to the potential change in indirect ownership of Oncor that have been proposed in the EFH Bankruptcy Proceedings.

Prior Merger Agreements

The following merger agreements relating to a potential change in indirect ownership of Oncor were entered into in connection with the EFH Bankruptcy Proceedings. Each of these prior merger agreements has been terminated in accordance with its respective terms.

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In August 2015, the EFH Debtors entered into a merger and purchase agreement (Hunt Merger Agreement) with an investor group consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc., as well as certain other investors designated by Hunt Consolidated, Inc. (collectively, the Hunt Investor Group), that would have led to a significant change in the indirect equity ownership of Oncor. In August 2015, at the request of and with the consent of EFH Corp. and EFIH, Oncor and Oncor Holdings entered into a letter agreement (Hunt Letter Agreement) with the purchasers party to the Hunt Merger Agreement that described certain corporate actions Oncor and Oncor Holdings would take in connection with the merger contemplated by the Hunt Merger Agreement as well as conditions to Oncor’s and Oncor Holdings’ obligations to take those actions. In September 2015, Oncor and the Hunt Investor Group filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Hunt Merger Agreement. The PUCT issued an order conditionally approving the joint application in March 2016 and in April 2016 the Hunt Investor Group and certain intervenors filed motions for rehearing. As discussed under “PUCT Matters Related to the EFH Bankruptcy Proceedings – Hunt PUCT Proceedings” below, in May 2016, the PUCT denied the motions for rehearing in PUCT Docket No. 45188 and the Hunt Merger Agreement was terminated. The Hunt Letter Agreement was also terminated pursuant to its terms. In June 2016 the Hunt Investor Group filed a petition with the Travis County District Court seeking review of the PUCT order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Hunt Merger Agreement.

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Following the termination of the Hunt Merger Agreement, in July 2016 EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NextEra Energy, Inc. (NEE) and EFH Merger Co., LLC, a wholly-owned subsidiary of NEE, that provided for NEE’s acquisition of the equity interests in Oncor indirectly owned by EFH Corp. and EFIH. In addition, at the request of and with the consent of EFH Corp. and EFIH, on August 4, 2016, Oncor and Oncor Holdings entered into a letter agreement (NEE Letter Agreement) with NEE and EFH Merger Co., LLC that described certain corporate actions Oncor and Oncor Holdings would take in connection with the merger contemplated by the NEE Merger Agreement as well as conditions to Oncor’s and Oncor Holdings’ obligations to take those actions. Additionally, in October 2016, an affiliate of NEE entered into an Agreement and Plan of Merger (the TTI Merger Agreement) with Texas Transmission Holdings Corporation (TTHC), the parent of Texas Transmission, and certain of its affiliates to purchase Texas Transmission’s 19.75% equity interest in Oncor for approximately $2.4 billion. The bankruptcy court approved EFH Corp. and EFIH’s entry into the NEE Merger Agreement and related plan support agreement in September 2016 and confirmed an amended plan of reorganization in February 2017 (NEE Plan). The consummation of the transactions contemplated by the NEE Merger Agreement and related plan of reorganization and the TTI Merger Agreement was subject to various conditions precedent, including the approval of the PUCT. Oncor and NEE filed a joint application seeking certain regulatory approvals with respect to the NEE Merger Agreement and the TTI Merger Agreement in October 2016. The PUCT denied the application on April 13, 2017, issued an order on rehearing on June 7, 2017 re-affirming its decision that the proposed transaction was not in the public interest and denied NEE’s second motion for rehearing on June 29, 2017. Following these developments, on July 6, 2017, EFH and EFIH delivered a notice terminating the NEE Merger Agreement, which caused the NEE Plan to be null and void. The NEE Letter Agreement also terminated pursuant to its terms. As discussed under “PUCT Matters Related to the EFH Bankruptcy Proceedings” below, on July 13, 2017, NEE filed a petition with the Travis County District Court seeking review of the PUCT order (PUCT NEE Plan Order). We cannot assess the impact of the termination of the NEE Merger Agreement on the results of the review or ultimate disposition of the PUCT NEE Plan Order, or any associated impacts of such termination and matters relating to the PUCT NEE Plan Order on the TTI Merger Agreement and the transactions contemplated thereby. For more information regarding the TTI Merger Agreement and its related regulatory proceedings, see under “PUCT Matters Related to the EFH Bankruptcy Proceedings –NEE PUCT Proceedings” below.

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Following the termination of the NEE Merger Agreement, on July 7, 2017, EFH Corp. and EFIH executed a merger agreement (BHE Merger Agreement) with Berkshire Hathaway Energy Company (BHE) and certain of its subsidiaries. The BHE Merger Agreement provided for the acquisition by BHE of the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH. In connection with the execution of the BHE Merger Agreement, on July 7, 2017, the EFH Debtors filed a joint plan of reorganization (BHE Plan) and a related disclosure statement. In addition, at the request of and with the consent of EFH Corp. and EFIH, on July 7, 2017, Oncor and Oncor Holdings entered into a letter agreement (BHE Letter Agreement) with BHE and its subsidiaries that were party to the BHE Merger Agreement that described certain corporate actions Oncor and Oncor Holdings would take in connection with the merger contemplated by the BHE Merger Agreement as well as conditions to Oncor’s and Oncor Holdings’ obligations to take those actions. The EFH Debtors terminated the BHE Merger Agreement on August 21, 2017 in connection with their entry into the Sempra Merger Agreement (as defined and discussed below), which caused the BHE Plan to become null and void. The BHE Letter Agreement also terminated pursuant to its terms. Further, by order dated September 7, 2017, the bankruptcy court ordered that the BHE Merger Agreement was terminated and not approved.

Sempra Merger Agreement

On August 15, 2017, the EFH Debtors received an alternative proposal from Sempra Energy (Sempra) that largely followed the structure of the BHE Plan. Following negotiations, on August 21, 2017, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (Sempra Merger Agreement) with Sempra and one of its wholly-owned subsidiaries (collectively, the Sempra Parties). Pursuant to the Sempra Merger Agreement, EFH Corp. will be merged with an indirect subsidiary of Sempra, with EFH Corp. continuing as the surviving company and an indirect, wholly-owned subsidiary of Sempra. The Sempra Merger Agreement does not impose any conditions on the EFH Debtors regarding TTI’s minority interest in Oncor. Accordingly, the Sempra Merger Agreement provides for the acquisition by Sempra of the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH (Sempra Acquisition).

Following the execution and delivery of the Sempra Merger Agreement, EFIH requested, pursuant to the Sempra Merger Agreement, that Oncor Holdings and Oncor enter into a letter agreement (Sempra Letter Agreement) with the Sempra Parties. The Sempra Letter Agreement was executed on August 25, 2017 and sets forth certain rights and obligations of the Oncor Ring-Fenced Entities and the Sempra Parties to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the acquisition of Reorganized EFH and the other transactions described in the Sempra Merger Agreement. Pursuant to the terms of the Sempra Letter Agreement, the Oncor Ring-Fenced Entities are to conduct, in all material respects, their businesses in the ordinary course of business and materially consistent with the plan for 2017 and 2018 contained in Oncor’s long-range business plan. The Sempra Letter Agreement also provides that the Oncor Ring-Fenced Entities will cooperate with the Sempra Parties to prepare and file all necessary applications for governmental approvals of the transactions contemplated by the Sempra Merger Agreement, including PUCT and FERC approvals. The Sempra Letter Agreement is not intended to give the Sempra Parties, directly or indirectly, the right to control or direct the operations of any of the Oncor Ring-Fenced Entities.

Closing Conditions to the Sempra Merger Agreement

The Sempra Merger Agreement is subject to customary closing conditions, including the approval of the bankruptcy court in the EFH Bankruptcy Proceedings, Federal Communications Commission and the PUCT. Certain conditions, such as approval from FERC, the Vermont Department of Financial Regulation and receipt of a private letter ruling from the IRS have already been satisfied.

In connection with the execution of the Sempra Merger Agreement, on September 5, 2017, the EFH Debtors filed an amended joint plan of reorganization (Sempra Plan) and a related disclosure statement (Sempra Disclosure Statement). On September 6, 2017, the bankruptcy court authorized the EFH Debtors’ entry into the Sempra Merger Agreement, approved the Sempra Disclosure Statement and authorized the EFH Debtors to solicit votes on the Sempra Plan. By declaration submitted on November 1, 2017, the EFH Debtors certified that they had received sufficient votes to confirm the Sempra Plan. The hearing on confirmation of the Sempra Plan is scheduled to begin on February 26, 2018 in the bankruptcy court.

Pursuant to the terms of the Sempra Merger Agreement, Oncor and Sempra filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sempra Plan on October 5, 2017 in PUCT Docket No. 47675. On December 14, 2017, Oncor and Sempra entered into a stipulation with the Staff of the PUCT, the Office of Public Utility Counsel, the Steering Committee of Cities Served by Oncor and the Texas Industrial Energy Consumers reflecting the parties’ settlement of all issues in the PUCT proceeding regarding the joint application. On January 5, 2018, Oncor, Sempra and the Staff of the PUCT made a joint filing with the PUCT requesting that the PUCT approve the acquisition, consistent with the governance, regulatory and operating commitments in a revised stipulation joined by two additional parties. On January 23, 2018, Oncor and Sempra filed an additional revision to the revised stipulation (Sempra Settlement Stipulation) and announced that two more parties had joined in the Sempra Settlement Stipulation. On February 2, 2018, Oncor and Sempra announced that all of the intervenors in PUCT Docket No. 47675 had signed on to the Sempra Settlement Stipulation. At its February 15, 2018 open meeting, the PUCT directed PUCT Staff to prepare an order based on the Sempra Settlement Stipulation for consideration by the PUCT at its open meeting on March 8, 2018. We cannot predict what the form of any final order will be or the ultimate disposition in the PUCT docket. For more information regarding the Sempra Settlement Stipulation and the proceedings in PUCT Docket No. 47675, see “PUCT Matters Relating to EFH Bankruptcy Proceedings – Sempra PUCT Proceedings” below.

We cannot predict the ultimate outcome of the EFH Bankruptcy Proceedings, including whether the Sempra Acquisition will (or when it will) close. There remain conditions and uncertainties relating to the confirmation of the Sempra Plan and it becoming effective and the consummation of the transactions contemplated by the Sempra Merger Agreement, including, without limitation, the ability to obtain required bankruptcy court approvals as well as the required regulatory approvals from the PUCT, as described below under “PUCT Matters Related to EFH Bankruptcy Proceedings.” As a result, we remain unable to predict how any reorganization of the EFH Debtors and the related matters ultimately will impact Oncor or what form any change in indirect ownership of Oncor may take. Assuming that all approvals are received, we currently expect that the Sempra Acquisition will close in the first half of 2018, although there can be no assurance that the Sempra Acquisition will be completed on that timetable, or at all.

PUCT Matters Related to EFH Bankruptcy Proceedings

Hunt Investor Group PUCT Proceedings

In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by a plan of reorganization in the EFH Bankruptcy Proceedings. In March 2016, the PUCT issued an order conditionally approving the joint application. In April 2016, the Hunt Investor Group and certain intervenors in PUCT Docket No. 45188 filed motions for rehearing and in May 2016, the PUCT denied such motions and the order became final. In May 2016, the plan of reorganization and the Hunt Merger Agreement that contemplated the transactions in PUCT Docket No. 45188 were terminated. The Hunt Investor Group filed a petition with the Travis County District Court in June 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Hunt Merger Agreement.

In connection with PUCT Docket No. 45188, certain cities that have retained original jurisdiction over electric utility rates passed resolutions directing Oncor to file rate review proceedings. Oncor made a rate filing with the PUCT and original jurisdiction cities to comply with their resolutions on March 17, 2017 in PUCT Docket No. 46957. In July 2017, we and certain parties to Oncor’s rate review agreed to a settlement of that rate review, and on August 2, 2017 a settlement agreement was filed that settled all issues in the docket. On October 13, 2017, the PUCT issued an order approving the settlement agreement, and on November 26, 2017, the new rates took effect. For more information, see Note 3 – “2017 Rate Review (PUCT Docket No. 46957).”

NEE PUCT Proceedings

The NEE Merger Agreement contemplated that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the NEE Merger Agreement. Oncor and NEE filed that joint application in PUCT Docket No. 46238 in October 2016. The PUCT denied the application on April 13, 2017. The PUCT issued an order on rehearing on June 7, 2017 and denied NEE’s second motion for rehearing on June 29, 2017. On July 13, 2017, NEE filed a petition with the Travis County District Court seeking review of the PUCT order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 46238, particularly in light of the termination of the NEE Merger Agreement.

On July 28, 2017, TTHC and NEE filed in PUCT Docket No. 47453 a joint application with the PUCT seeking certain regulatory approvals with respect to NEE’s proposed acquisition of the 19.75% minority interest in Oncor that is indirectly held by TTHC. The application requested that the PUCT issue an order disclaiming jurisdiction over the transaction or finding that the transaction is in the public interest and approved. On September 14, 2017, Oncor filed a motion to intervene as a party, but not as an applicant, in PUCT Docket No. 47453. On October 26, 2017, the PUCT voted to dismiss the application without prejudice on jurisdictional grounds and ordered that any future filing of the application must include the affected utility (in this case Oncor) as an applicant. The PUCT further ordered that in any such filing Oncor is not required to seek approval of the application or any other specific relief. On October 31, 2017, TTHC notified the PUCT that it had terminated the TTI Merger Agreement with NEE. NEE filed a motion for rehearing on November 20, 2017, which was not granted. On January 9, 2018, NEE filed a petition with the Travis County District Court seeking review of the PUCT order of dismissal. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 47453, particularly in light of TTHC’s termination of the TTI Merger Agreement
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Sempra PUCT Proceedings

Oncor and Sempra filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sempra Plan on October 5, 2017 in PUCT Docket No. 47675. On December 14, 2017, Oncor and Sempra entered into a stipulation with the Staff of the PUCT, the Office of Public Utility Counsel, the Steering Committee of Cities Served by Oncor and the Texas Industrial Energy Consumers reflecting the parties’ settlement of all issues in the PUCT proceeding regarding the joint application. On January 5, 2018, Oncor, Sempra and the Staff of the PUCT made a joint filing with the PUCT requesting that the PUCT approve the acquisition, consistent with the governance, regulatory and operating commitments in a revised stipulation joined by two additional parties. On January 23, 2018, Oncor and Sempra filed an additional revision to the revised stipulation (Sempra Settlement Stipulation) and announced that two more parties had joined in the Sempra Settlement Stipulation. On February 2, 2018, Oncor and Sempra announced that all of the intervenors in PUCT Docket No. 47675 had signed on to the Sempra Settlement Stipulation. At its February 15, 2018 open meeting, the PUCT directed PUCT Staff to prepare an order based on the Sempra Settlement Stipulation for consideration by the PUCT at its open meeting on March 8, 2018. We cannot predict what the form of any final order will be or the ultimate disposition in the PUCT docket.

The parties to the Sempra Settlement Stipulation have agreed that Sempra’s acquisition of EFH Corp. is in the public interest and will bring substantial benefits. The Sempra Settlement Stipulation requests that the PUCT approve the Sempra Acquisition. Previously, EFH Corp. and Oncor implemented various ring-fencing measures to enhance Oncor’s separateness from its owners and to mitigate the risk that Oncor would be negatively impacted in the event of a bankruptcy or other adverse financial developments affecting EFH Corp. or EFH Corp.’s subsidiaries or owners. The existing ring-fencing measures are designed to create both legal and financial separation between the Oncor Ring-Fenced Entities, on the one hand, and EFH Corp. and its other affiliates and subsidiaries, on the other hand. The joint application filed with the PUCT and the Sempra Settlement Stipulation outline certain ring-fencing measures, governance mechanisms and restrictions that will apply after the Sempra Acquisition. As a result of these ring-fencing measures, Sempra will not control Oncor and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions. These limitations include limited representation on the board of directors of Oncor.

Pursuant to the Sempra Settlement Stipulation, if the Sempra Acquisition is consummated, the board of directors of Oncor is expected to consist of thirteen members and be constituted as follows:

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seven members, which we refer to as disinterested directors, will be (i) independent directors in all material respects under the rules of the New York Stock Exchange in relation to Sempra and its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) will have no material relationship with Sempra or its affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings at the time of the Sempra Acquisition or within the previous ten years;

•	two members will be designated by Sempra;

•	two members will be appointed by Texas Transmission; and

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two members will be current or former officers of Oncor (the Oncor Officer Directors), initially Robert S. Shapard and E. Allen Nye, Jr., who no later than the closing of the Sempra Acquisition will be the chair of the Oncor board and chief executive officer of Oncor, respectively.

In order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, such officer cannot have worked for Sempra or any of its affiliates (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten year period prior to such officer being employed by Oncor. Oncor Holdings, at the direction of EFIH (a subsidiary of EFH, which will be a wholly owned indirect subsidiary of, and controlled by, Sempra following the Sempra Acquisition), will have the right to nominate and/or seek the removal of the Oncor Officer Directors, with such nomination or removal subject to approval by a majority of the Oncor board of directors.

In addition, the Sempra Settlement Stipulation provides that Oncor’s board cannot be overruled by the board of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of board members, provided that certain actions may also require the additional approval of the Oncor Holdings board of directors. The Sempra Settlement Stipulation also provides that any changes to the size, composition, structure or rights of the board must first be approved by the PUCT. In addition, if Sempra acquires Texas Transmission’s interest in Oncor, the Sempra Settlement Agreement provides that the two board positions on Oncor’s board of directors that Texas Transmission is entitled to appoint shall be eliminated and the size of Oncor’s board of directors will be reduced by two.

Additional regulatory commitments, governance mechanisms and restrictions provided in the Sempra Settlement Stipulation include, among others:

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A majority of the disinterested directors of Oncor must approve any annual or multi-year budget if the aggregate amount of capital expenditures or operating and maintenance expenditures in such budget is more than a 10% increase or decrease from the corresponding amounts of such expenditures in the budget for the preceding fiscal year or multi-year period, as applicable;

•	Oncor will make minimum aggregate capital expenditures equal to at least $7.5 billion over the period from January 1, 2018 through December 31, 2022 (subject to certain possible adjustments);

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Sempra has agreed to make, within 60 days after the Sempra Acquisition, its proportionate share of the aggregate equity investment in Oncor in an amount necessary for Oncor to achieve a capital structure consisting of 57.5% long-term debt to 42.5% equity, as calculated for regulatory purposes (until recently, Oncor’s regulatory capital structure required 40% equity, with the remaining 60% as debt);

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Oncor may not pay any dividends or make any other distributions (except for contractual tax payments) if a majority of its disinterested directors determines that it is in the best interests of Oncor to retain such amounts to meet expected future requirements;

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At all times, Oncor will remain in compliance with the debt-to-equity ratio established by the PUCT from time to time for ratemaking purposes, and Oncor will not pay dividends or other distributions (except for contractual tax payments), if that payment would cause its debt-to-equity ratio to exceed the debt-to-equity ratio approved by the PUCT;

•	Sempra will ensure that, as of the closing of the Sempra Acquisition, Oncor’s credit rating by all three major rating agencies will be at or above Oncor’s credit ratings as of June 30, 2017;

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If the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), Oncor will suspend dividends and other distributions (except for contractual tax payments), unless otherwise allowed by the PUCT;

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Without the prior approval of the PUCT, neither Sempra nor any of its affiliates (excluding Oncor) will incur, guaranty or pledge assets in respect of any indebtedness that is dependent on the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra or on the stock of Oncor, and there will be no debt at EFH Corp. or EFIH at any time following the closing of the Sempra Acquisition;

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Neither Oncor nor Oncor Holdings will lend money to or borrow money from Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and neither Oncor nor Oncor Holdings will share credit facilities with Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings;

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Oncor will not seek recovery in rates of any expenses or liabilities related to EFH Corp.’s bankruptcy, or (1) any tax liabilities resulting from the Vistra Spin-Off, (2) any asbestos claims relating to non-Oncor operations of EFH Corp. or (3) any make-whole claims by holders of debt securities issued by EFH Corp. or EFIH, and Sempra must file with the PUCT a plan providing for the extinguishment of the liabilities described in items (1) through (3) above, which protects Oncor from any harm;

•
There must be maintained certain “separateness measures” that reinforce the financial separation of Oncor from EFH Corp. and EFH Corp.’s owners, including a requirement that dealings between Oncor, Oncor Holdings and their subsidiaries with Sempra, any of Sempra’s other affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, must be on an arm’s-length basis, limitations on affiliate transactions, separate recordkeeping requirements and a prohibition on pledging Oncor assets or stock for any entity other than Oncor;

•	No transaction costs or transition costs related to the Sempra Acquisition (excluding Oncor employee time) will be borne by Oncor’s customers nor included in Oncor’s rates;

•
Sempra will continue to hold indirectly at least 51% of the ownership interests in Oncor and Oncor Holdings for at least five years following the closing of the Sempra Acquisition, unless otherwise specifically authorized by the PUCT; and

•
Oncor will provide bill credits to electric delivery rates for ultimate credits to customers in an amount equal to 90% of any interest rate savings achieved due to any improvement in its credit ratings or market spreads compared to those as of June 30, 2017 until final rates are set in the next Oncor base rate case filed after PUCT Docket No. 46957 (except that savings will not be included in credits if already realized in rates); and one year after the Sempra Acquisition, Oncor will provide bill credits to electric delivery rates for inclusion in customer bills equal to 90% of any synergy savings until final rates are set in the next Oncor base rate proceeding after PUCT Docket No. 46957, at which time any total synergy savings shall be reflected in Oncor’s rates.

If the PUCT does not accept the Sempra Settlement Stipulation as presented, or issues an order inconsistent with the terms of the stipulation, the parties have agreed that any party adversely affected by the alteration has the right to withdraw from the stipulation and to exercise all rights available to such party under the law.

We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 47675.

EFH Bankruptcy Proceedings Settlement Agreement

In connection with the EFH Bankruptcy Proceedings, the EFH Debtors and various creditor parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (a) intercompany claims among the EFH Debtors, (b) claims and causes of actions against holders of first lien claims against TCEH and the agents under TCEH’s senior secured facilities, (c) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (d) claims and causes of action against each of the EFH Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the

Settlement Agreement by the bankruptcy court, which approval was obtained in December 2015. The Settlement Agreement settles substantially all inter-debtor claims through the effective date of the Settlement Agreement. These settled claims include potentially contentious inter-debtor claims, including various potential avoidance actions and claims arising under numerous debt agreements, tax sharing agreements, and contested property transfers. The release provisions of the Settlement Agreement took effect immediately upon the entry of the bankruptcy court order approving the Settlement Agreement. In this regard, substantially all of the potential affiliate claims, derivative claims and other types of disputes among affiliates (including claims against Oncor) have been resolved by bankruptcy court order. Accordingly, we believe the Settlement Agreement resolves all affiliate claims against Oncor and its assets existing as of the effective date of the Settlement Agreement.

3.    REGULATORY MATTERS

Change in Control Reviews

See “PUCT Matters Related to EFH Bankruptcy Proceedings” in Note 2.

2017 Rate Review (PUCT Docket No. 46957)

In July 2017, Oncor and certain parties to the rate review agreed to a settlement of that rate review, and on August 2, 2017 a settlement agreement was filed with the PUCT that settled all issues in the docket. On October 13, 2017, the PUCT issued an order approving the settlement of the rate review, subject to closing of the Sharyland Asset Exchange, which closed on November 9, 2017. As a result of the Sharyland Asset Exchange closing on November 9, 2017, the contingency in the PUCT order in PUCT Docket No. 46957 was met and Oncor’s new rates as set forth in that order took effect on November 27, 2017. As a result of the PUCT order, Oncor’s annual distribution and transmission base rate revenues, net of eliminations, are expected to increase approximately $65 million excluding the impacts of the Sharyland Asset Exchange and the TCJA. The order also requires Oncor to record as a regulatory liability, instead of revenue, the amount that Oncor collects through their approved tariffs for federal income taxes that is above the new corporate federal income rate. Oncor estimates that incorporating the new corporate federal income tax rate in their approved rate settlement agreement would have reduced annual revenues and tax expense by approximately $125 million. Other significant findings include a change in Oncor’s authorized return on equity to 9.80% and a change in their authorized regulatory capital structure to 57.5% debt to 42.5% equity. Oncor’s previous authorized return on equity was 10.25% and their previous authorized regulatory capital structure was 60% debt to 40% equity. The PUCT order in PUCT Docket No. 46957 requires Oncor to record a regulatory liability until the new authorized regulatory capital structure is met to reflect their actual capitalization prior to achieving the authorized capital structure. Once the authorized capital structure is attained, the regulatory liability will be returned to customers through the capital structure refund mechanism approved in the PUCT docket. Oncor implemented the regulatory liability as of November 27, 2017.
Sharyland Asset Exchange (PUCT Docket No. 47469)

On July 21, 2017, Oncor entered into the Sharyland Agreement with the Sharyland Entities. The Sharyland Agreement provided that Oncor exchange certain of their transmission assets and cash certain of the Sharyland Entities’ distribution assets (constituting substantially all of their electricity distribution business) and certain of their transmission assets. The transaction for assets between Oncor and SDTS was structured to qualify, in part, as a simultaneous tax deferred like kind exchange of assets to the extent that the assets exchanged are of “like kind” (within the meaning of Section 1031 of the Internal Revenue Code).

On August 4, 2017, Oncor, SDTS and SU filed a joint application for sale, transfer, or merger in PUCT Docket No. 47469 requesting PUCT approvals of the Sharyland Asset Exchange, and on October 13, 2017, the PUCT issued an order approving the transactions. On November 9, 2017, the parties consummated the transactions. Oncor exchanged approximately $383 million of its transmission assets, consisting of 517 circuit miles of 345 kV transmission lines, and approximately $25 million in cash for approximately $408 million of the Sharyland Entities’ distribution assets (constituting substantially all of their electricity distribution business) and certain of their transmission assets. We do not expect the Sharyland transaction will have a material effect on our results of operations, financial position or cash flows. For more information on the Sharyland Agreement and the Sharyland Asset Exchange, see Note 15 to Financial Statements.

2008 Rate Review (PUCT Docket No. 35717)

In August 2009, the PUCT issued a final order with respect to Oncor’s June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. Oncor and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. Oncor filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues Oncor appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset our taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, Oncor filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which Oncor was not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its opinion, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue (affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. Oncor filed a petition for review with the Texas Supreme Court in February 2015. The Texas Supreme Court granted the petition for review and heard oral arguments in September 2016. On January 6, 2017, the Texas Supreme Court issued its opinion, unanimously ruling as follows on the three issues before it:

•
Consolidated tax savings adjustment - The Supreme Court reversed the Court of Appeals and upheld the PUCT’s decision not to make a consolidated tax savings adjustment, concluding that the PUCT had properly applied PURA Section 36.060 and that Oncor no longer met the statutory criteria for imposition of such an adjustment.

•
State colleges and universities rate discount - The Supreme Court upheld the Court of Appeals’ and the PUCT’s decisions that no such discount was proper, concluding that PURA Section 36.351 requires a discount only for the provision of electric service and that, upon the start of retail competition, electric service is provided to end-use customers by REPs and not TDUs.

•
Municipal franchise fees - The Supreme Court reversed the Court of Appeals’ and the PUCT’s disallowance of certain franchise fees, ruling that the relevant PURA provision did not limit negotiated franchise fees to a one-time opportunity upon the expiration of a franchise that was in effect on September 1, 1999, but that such renegotiations may take place at any time.

The Texas Supreme Court issued its mandate on February 16, 2017. On February 17, 2017, Oncor filed a tariff modification with the PUCT to immediately remove the state colleges and universities discount rider, and on February 23, 2017, the PUCT opened Docket No. 46884 to consider the remand from the Texas Supreme Court. The Docket No. 46957 rate review order granted the recovery of the municipal franchise fees through a surcharge over approximately nine months beginning November 27, 2017.

Oncor is involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

4. INCOME TAXES

Tax Cuts and Jobs Act (TCJA)

On December 22, 2017, President Trump signed the TCJA into law. Substantially all of the provisions of the TCJA are effective for Oncor’s taxable years beginning January 1, 2018. The TCJA includes significant changes to the Internal Revenue Code of 1986 (as amended, the Code), including amendments which significantly change the taxation of business entities and includes specific provisions related to regulated public utilities such as Oncor. The most significant TCJA change that impacts us is the reduction in the corporate federal income tax rate from 35% to 21%. The specific provisions related to regulated public utilities in the TCJA applicable to us include the continued deductibility of interest expense, the elimination of bonus depreciation on certain property acquired after September 27, 2017 and certain rate normalization requirements for accelerated depreciation benefits.

Changes in the Code from the TCJA had a material impact on our financial statements in 2017. Under GAAP, specifically ASC Topic 740, Income Taxes, the tax effects of changes in tax laws must be recognized when the law is enacted, or December 22, 2017 for the TCJA. ASC 740 also requires deferred tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Based on this, our deferred income taxes were re-measured at the date of enactment using the new tax rate.

We have completed the measurement and accounting for the effects of the TCJA which have been reflected in our December 31, 2017 financial statements. The re-measurement of our deferred income taxes related to our non-regulated operations resulted in a $21 million charge to the nonoperating provision for tax expense for the year ending December 31, 2017. The re-measurement of our deferred income taxes related to regulated operations resulted in a $1.6 billion decrease in deferred income taxes at December 22, 2017 and a corresponding increase in regulatory liabilities.

The increase in regulatory liabilities reflects Oncor’s obligation, as required by PUCT order in Docket No. 46957, to refund to utility customers any excess deferred tax balances created by the reduction in the corporate federal income tax rate. The TCJA includes provisions that stipulate how quickly certain of these excess deferred tax balances may be refunded to customers through reductions in future rates. These adjustments had no impact on 2017 cash flows.

Also, beginning January 1, 2018, Oncor will record as a regulatory liability the amount that Oncor collects through its approved tariffs for federal income taxes that is above the new corporate federal income tax rate in compliance with PUCT Docket No. 46957. Oncor estimates that incorporating the new corporate federal income tax rate in their approved rate settlement agreement would have reduced annual revenues and tax expense by approximately $125 million.

Components of Deferred Income Taxes

The components of our deferred income taxes are provided in the table below.

	At Ended December 31,
	2017	2016

Deferred Tax Assets:
Section 704c income	$173	$267
Other	2	3
Total	175	270
Deferred Tax Liabilities:
Partnership outside basis difference	85	141
Basis difference in partnership	1,215	2,231
Total	1,300	2,372
Deferred tax liability - net	$1,125	$2,102

The components of our income tax expense (benefit) are as follows:

	Year Ended December 31,
	2017	2016	2015

Reported in operating expenses:
Current:
U.S. federal	$(55)	$60	$189
State	20	20	32
Deferred:
U.S. federal	292	181	55
State	-	-	(13)
Amortization of investment tax credits	(2)	(2)	(3)
Total reported in operating expenses	255	259	260
Reported in other income and deductions:
Current:
U.S. federal	17	20	16
State	-	-	-
Deferred federal	68	(12)	(12)
Total reported in other income and deductions	85	8	4
Total provision for income taxes	$340	$267	$264

Reconciliation of income taxes computed at the U.S. federal statutory rate to income taxes:

	Year Ended December 31,
	2017	2016	2015

Income before income taxes	$686	$685	$684
Income taxes at the U.S. federal statutory rate of 35%	$240	$239	$239
Amortization of investment tax credits – net of deferred tax effect	(2)	(2)	(3)
Amortization (under regulatory accounting) of statutory tax rate changes	(1)	(1)	(1)
Impact of federal statutory rate change from 35% to 21%	81	-	-
Texas margin tax, net of federal tax benefit	13	13	13
Nontaxable gains on benefit plan investments	(4)	-	-
Other, including audit settlements	13	18	16
Income tax expense	$340	$267	$264
Effective rate	49.6%	39.0%	38.6%

At December 31, 2017 and 2016, net amounts of $1.1 and $2.1 billion, respectively, were reported in the balance sheets as accumulated deferred income taxes. These amounts include $1.2 billion and $2.2 billion, respectively, related to our investment in the Oncor partnership. Additionally, at December 31, 2017 and 2016, we have net deferred tax assets of $88 million and $126 million, respectively, related to our outside basis differences in the partnership and $2 million and $3 million, respectively, related to our other temporary differences.

Accounting For Uncertainty in Income Taxes

EFH Corp. and its subsidiaries file or have filed income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. The examination and appeals process of EFH Corp. and its subsidiaries' federal income tax returns for the years ending prior to January 1, 2016 are complete. Texas margin tax returns are open for examination for tax years beginning after 2014.

In the first quarter of 2017, EFH Corp. settled all open tax claims with the IRS.  As a result, we reduced the liability for uncertain tax positions by $3 million.  This reduction is reported as a decrease in provision for income taxes. There were no changes to the uncertain tax positions, reported in other noncurrent liabilities in our consolidated balance sheet, during the year ended December 31, 2016. Noncurrent liabilities included no accrued interest related to uncertain tax positions at December 31, 2017 and there were no amounts recorded related to interest and penalties in the year ended December 31, 2017. Federal income tax benefits on interest accrued on uncertain tax positions, if any, is recorded as accumulated deferred income taxes.

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in our consolidated balance sheet, during the years ended December 31, 2017, 2016 and 2015:

	2017	2016	2015

Balance at January 1, excluding interest and penalties	$3	$3	$2
Additions based on tax positions related to prior years	-	-	-
Reductions based on tax positions related to prior years	(3)	-	-
Settlements with taxing authorities	-	-	1
Balance at December 31, excluding interest and penalties	$-	$3	$3

Of the balances at both December 31, 2016 and 2015, $3 million represents tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period. In the first quarter 2017, EFH Corp. settled all open tax claims with the IRS. As a result, we reduced the liability for uncertain tax positions by $3 million. This reduction is reported as a decrease in income taxes in 2017.

Noncurrent liabilities included no accrued interest related to uncertain tax positions at December 31, 2017 and 2016. There were no amounts recorded related to interest and penalties in the years ended December 31, 2017, 2016 and 2015. The federal income tax benefit on the interest accrued on uncertain tax positions is recorded as accumulated deferred income taxes.

5. REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the periods which they are to be recovered or refunded through rate regulation are determined by the PUCT. Components of Oncor’s regulatory assets and liabilities and the remaining periods as of December 31, 2017 are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at	Carrying Amount At
	December 31, 2017	December 31, 2017	December 31, 2016

Regulatory assets:
Employee retirement costs being amortized	10 years	$331	$23
Unrecovered employee retirement costs incurred since the last rate review period (b)	To be determined	30	327
Employee retirement liability (a)(b)(c)	To be determined	854	849
Self-insurance reserve (primarily storm recovery costs) being amortized	10 years	394	64
Unrecovered self-insurance reserve incurred since the last rate review period (b)	To be determined	49	367
Securities reacquisition costs (post-industry restructure)	Lives of related debt	12	13
Deferred conventional meter and metering facilities depreciation	3 years	57	78
Under-recovered AMS costs	10 years	206	209
Unprotected excess deferred taxes	Various	197	-
Energy efficiency performance bonus (a)	1 year or less	12	10
Other regulatory assets	Various	38	34
Total regulatory assets		2,180	1,974

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	954	819
Protected excess deferred taxes	Various	1,595	3
Unprotected excess deferred taxes	Various	194	-
Over-recovered wholesale transmission service expense (a)	1 year or less	47	10
Other regulatory liabilities	Various	17	24
Total regulatory liabilities		2,807	856
Net regulatory assets (liabilities)		$(627)	$1,118
____________

(a)	Not earning a return in the regulatory rate-setting process.

(b)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.

(c)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

The excess deferred tax related balances at December 31, 2017 are primarily the result of the TCJA corporate federal income tax rate reduction from 35% to 21%. These regulatory assets and liabilities reflects Oncor’s obligation, as required by PUCT order in Docket No. 46957, to refund to utility customers any excess deferred tax related balances created by the reduction in the corporate federal income tax rate. The TCJA includes provisions that stipulate how quickly certain of these excess deferred tax related balances, labeled “Protected excess deferred taxes”, may be refunded to customers through reductions in future rates. These adjustments had no impact on 2017 cash flows.

In October 2017, the PUCT issued a final order in Oncor’s rate review filed in March 2017. The rate review included a determination of the recoverability of regulatory assets at December 31, 2016, including the recoverability period of those assets deemed allowable by the PUCT. The rate review resulted in significant amounts being reclassified to “Employee retirement costs being amortized” and “Self-insurance reserve being amortized” as reflected in the table above.

In September 2008, the PUCT approved a settlement for Oncor to recover their estimated future investment for advanced metering deployment. Oncor began billing the AMS surcharge in the January 2009 billing month cycle. The surcharge was expected to total $1.023 billion over the 11-year recovery period and includes a cost recovery factor of $2.19 per month per residential retail customer and $2.39 to $5.15 per month for non-residential retail customers. Oncor accounted for the difference between the surcharge billings for advanced metering facilities and the allowable revenues under the surcharge provisions, which were based on expenditures and an allowed return, as a regulatory asset or liability. Such differences arose principally as a result of timing of expenditures or cost increases. In accordance with the PUCT Docket No 46957 rate review final order, effective November 27, 2017, the AMS surcharge ceased and ongoing AMS costs are being recovered through base rates which include the recovery of the AMS regulatory asset over a 10-year period.

6.     SHORT-TERM BORROWINGS

On November 17, 2017, Oncor entered into a new $2.0 billion unsecured revolving credit facility (2017 Credit Facility) to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. Oncor may request increases in borrowing capacity in increments of not less than $100 million, not to exceed $400 million in the aggregate, provided certain conditions are met, including lender approvals. The 2017 Credit Facility has a five-year term expiring in November 2022 and gives Oncor the option of requesting up to two one-year extensions, with such extensions subject to certain conditions and lender approvals. The 2017 Credit Facility replaced Oncor’s previous $2.0 billion secured revolving credit facility (previous credit facility), which was terminated in connection with their entrance into the 2017 Credit Facility. Borrowings under Oncor’s previous credit facility were secured with the lien of the Deed of Trust discussed in Note 7 below. Borrowings are classified as short-term on the balance sheet.

At December 31, 2017, Oncor had outstanding borrowings under the 2017 Credit Facility totaling $950 million with an interest rate of 2.62% per annum and outstanding letters of credit totaling $9 million. At December 31, 2016, Oncor had outstanding borrowings under the previous credit facility totaling $789 million with an interest rate of 1.72% and outstanding letters of credit totaling $7 million.

Borrowings under the 2017 Credit Facility bear interest at per annum rates equal to, at Oncor’s option, (i) adjusted LIBOR plus a spread ranging from 0.875% to 1.50% depending on credit ratings assigned to their senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) adjusted LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.50% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt. At December 31, 2017, all outstanding borrowings bore interest at LIBOR plus 1.125%. Amounts borrowed under the 2017 Credit Facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.075% to 0.225% (such spread depending on certain credit ratings assigned to Oncor’s senior secured debt) of the daily unused commitments under the 2017 Credit Facility. Letter of credit fees on the stated amount of letters of credit issued under the 2017 Credit Facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At December 31, 2017, letters of credit bore interest at 1.325%, and a commitment fee (at a rate of 0.125% per annum) was payable on the unfunded commitments under the 2017 Credit Facility, each based on Oncor’s current credit ratings.

Under the terms of the 2017 Credit Facility, the commitments of the lenders to make loans to Oncor are several and not joint. Accordingly, if any lender fails to make loans to us, Oncor’s available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility.

Subject to the limitations described below, borrowing capacity available under the 2017 Credit Facility at December 31, 2017 was $1.041 billion, and borrowing capacity under the previous credit facility at December 31, 2016 was $1.204 billion and could be fully drawn.

The 2017 Credit Facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things: incurring certain additional liens (not including liens relating to obligations secured pursuant to Oncor’s Deed of Trust, which are permitted); entering into mergers and consolidations; sales of substantial assets and acquisitions and investments in subsidiaries. In addition, the 2017 Credit Facility requires that Oncor maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the 2017 Credit Facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with GAAP). Capitalization is calculated as membership interests determined in accordance with GAAP plus indebtedness described above. At December 31, 2017, Oncor was in compliance with this and all other covenants.

7. LONG-TERM DEBT

Senior notes are secured by a first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information.     According to our organizational documents, Oncor Holdings (parent) is prohibited from directly incurring indebtedness for borrowed money. At December 31, 2017 and 2016, long-term debt consisted of the following:

	December 31,
	2017	2016

Secured:
5.000% Fixed Senior Notes due September 30, 2017	$-	$324
6.800% Fixed Senior Notes due September 1, 2018	550	550
2.150% Fixed Senior Notes due June 1, 2019	250	250
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
2.950% Fixed Senior Notes due April 1, 2025	350	350
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	400
5.300% Fixed Senior Notes due June 1, 2042	500	500
3.750% Fixed Senior Notes due April 1, 2045	550	550
3.800% Fixed Senior Notes due September 30, 2047	325	-
Secured long-term debt	5,876	5,875
Unsecured:
Term loan credit agreement due no later than March 26, 2019	275	-
Total long-term debt	6,151	5,875
Unamortized discount and debt issuance costs	(34)	(36)
Less amount due currently	(550)	(324)
Long-term debt, less amounts due currently	$5,567	$5,515

Debt-Related Activity in 2017

Debt Repayments

Repayments of long-term debt in 2017 consisted of $324 million aggregate principal amount of 5.00% senior secured notes due September 30, 2017 (2017 Notes) that Oncor redeemed on September 29, 2017.

Issuance of Senior Secured Notes

In September 2017, Oncor issued $325 million aggregate principal amount of 3.80% senior secured notes due September 30, 2047 (2047 Notes). Oncor used the proceeds (net of the initial purchasers’ discount, fees and expenses) of $321 million from the sale of the 2047 Notes for general corporate purposes, including repayment of borrowings under the revolving credit facility and payment of a portion of the redemption price for the 2017 Notes.

The 2047 Notes are secured by a first priority lien, and are secured equally and ratably with all of Oncor’s other secured indebtedness.

Interest on the 2047 Notes is payable in cash semiannually on March 30 and September 30 of each year, beginning on March 30, 2018. Prior to March 30, 2047, Oncor may at its option at any time redeem all or part of the 2047 Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. On and after March 30, 2047, Oncor may redeem the 2047 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such 2047 Notes, plus accrued and unpaid interest. The 2047 Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The 2047 Notes were issued in a private placement and were not registered under the Securities Act. Oncor has agreed, subject to certain exceptions, to register with the SEC notes having substantially identical terms as the 2047 Notes (except for provisions relating to the transfer restriction and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the 2047 Notes. Oncor has agreed to use commercially reasonable efforts to cause the exchange offer to be completed within 315 days after the issue date of the 2047 Notes. If a registration statement for the exchange offer is not declared effective by the SEC within 270 days after the issue date of the 2047 Notes or the exchange offer is not completed within 315 days after the issue date of the 2047 Notes (an exchange default), then the annual interest rate on the 2047 Notes will increase 50 basis points per annum until the earlier of the expiration of the exchange default or the second anniversary of the issue date of the 2047 Notes.

Term Loan Credit Agreement

On September 26, 2017, Oncor entered into an unsecured term loan credit agreement in an aggregate principal amount of $275 million. Oncor used the proceeds (net of the fees and expenses) for general corporate purposes, including repayment of borrowings under the revolving credit facility and to pay a portion of the redemption price for the 2017 Notes. The term loan credit agreement has an 18 month term maturing on March 26, 2019, and contains optional prepayment provisions as well as mandatory prepayment provisions that require prepayment in the event of certain specified debt issuances or certain specified asset dispositions.

At December 31, 2017, Oncor had outstanding borrowings of $275 million under the term loan credit agreement bearing interest at a rate per annum of 2.452%.

Loans under the term loan credit agreement bear interest at per annum rates equal to, at Oncor’s option, (i) LIBOR plus 0.90%, or (ii) an alternate base rate (the highest of (1) the prime rate of Wells Fargo Bank, National Association, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%).

The term loan credit agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, us and our subsidiaries from, among other things, incurring additional liens, entering into mergers and consolidations, and sales of substantial assets. In addition, the term loan credit agreement requires that Oncor maintain a consolidated senior debt to capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. At December 31, 2017, Oncor was in compliance with the covenants under their term loan credit agreement.

The term loan credit agreement also contains customary events of default for facilities of this type the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the term loan credit agreement, cross-default provisions in the event Oncor or any of its subsidiaries defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $50 million that are not discharged within 60 days.

Debt-Related Activity in 2016

Debt Repayments

Repayments of long-term debt in 2016 totaled $41 million, representing the final transition bond principal payment at the scheduled maturity date.

Issuance of Senior Secured Notes

In August 2016, Oncor completed the sale of $175 million aggregate principal amount of 3.75% senior secured notes maturing in April 2045 (Additional 2045 Notes). The Additional 2045 Notes were an additional issuance of Oncor’s 3.75% senior secured notes maturing in April 2045, $375 million aggregate principal amount of which were previously issued in March 2015 (2045 Notes). The Additional 2045 Notes were issued as part of the same series as the 2045 Notes. Oncor used the net proceeds of approximately $185 million from the sale of the Additional 2045 Notes to repay borrowings under Oncor’s revolving credit facility and for general corporate purposes. The Additional 2045 Notes and 2045 Notes are secured by the first priority lien and are secured equally and ratably with all of Oncor’s other secured indebtedness as discussed below.

Interest on the Additional 2045 Notes is payable in cash semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2016. Oncor may at its option redeem the Additional 2045 Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and, until October 1, 2044, a make-whole premium. The Additional 2045 Notes also contain customary events of default, including failure to pay principal or interest on the Additional 2045 Notes when due.

The Additional 2045 Notes were issued in a private placement. In January 2017, Oncor completed an offering with the holders of the Additional 2045 Notes to exchange their respective Additional 2045 Notes for notes that have terms identical in all material respects to the Additional 2045 Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in December 2016.

Deed of Trust

Oncor’s secured indebtedness is secured equally and ratably by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness (excluding borrowings under the 2017 Credit Facility and term loan credit agreement) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2017, the amount of available bond credits was approximately $3.038 billion and the amount of future debt Oncor could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $2.458 billion.

Maturities

Long-term debt maturities at December 31, 2017, are as follows:

Year	Amount
2018	$550
2019	525
2020	126
2021	-
2022	1,200
Thereafter	3,750
Unamortized discount and debt issuance costs	(34)
Total	$6,117

Fair Value of Long-Term Debt

At December 31, 2017 and 2016, the estimated fair value of Oncor’s long-term debt (including current maturities) totaled $7.153 billion and $6.751 billion, respectively, and the carrying amount totaled $6.117 billion and $5.839 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

8.    COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, the Debtors commenced the EFH Bankruptcy Proceedings. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2 and 13 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group, respectively.

Leases

At December 31, 2017, future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount
2018	$32
2019	21
2020	14
2021	11
2022	10
Thereafter	1
Total future minimum lease payments	$89

Rent charged to operation and maintenance expense totaled $27 million, $9 million and $8 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Efficiency Spending

Oncor is required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The 2018 requirement is $50 million which is recoverable in rates.

Legal/Regulatory Proceedings

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 3 for additional information regarding contingencies.

Labor Contracts

At December 31, 2017, approximately 19% of Oncor’s full time employees were represented by a labor union and are covered by a collective bargaining agreement with an expiration date of October 25, 2018.

Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.

9. MEMBERSHIP INTERESTS

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent such board determines that it is necessary to retain such amounts to meet the respective company’s expected future requirements.

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including capital leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding the effects of acquisition accounting (which included recording the initial goodwill and fair value adjustments and subsequent related impairments and amortization).

At December 31, 2017, Oncor’s regulatory capitalization ratio was 59.4% debt to 40.6% equity. Effective November 27, 2017, based on the PUCT order issued in PUCT Docket No. 46957 (see Note 3 for more details), Oncor’s authorized capital structure is 57.5% debt to 42.5% equity. Oncor’s previous PUCT authorized capital structure was 60% debt to 40% equity. The order in PUCT Docket No. 46957 provides for the use of a regulatory liability and bill credit mechanism until the new authorized regulatory capital structure is met following the effective date for new rates to reflect Oncor’s actual capitalization prior to achieving the authorized capital structure. Until Oncor’s regulatory equity reaches 42.5%, distributions may not be paid to Oncor’s members, of which approximately 80% relates to our ownership interest.

On October 25, 2017, Oncor’s board of directors declared a contingent cash distribution of $32 million to be paid to its members as of October 25, 2017 within one business day after an additional equity contribution is made to Oncor from members totaling approximately $250 million. In the event the additional equity contribution is not made on or before the date of the closing of the Sempra Merger Agreement, no distribution shall be payable. As of February 22, 2018 the distribution had not been made. For more information on the Sempra Merger Agreement, see Note 2.

On October 25, 2017, our board of directors declared a contingent cash distribution to be paid to EFIH upon receipt of our portion of the contingent Oncor distribution described above, in an amount equal to the amount received from Oncor minus our expected tax liability to EFH Corp. for the quarter ended December 31, 2017 under the tax sharing agreement discussed in Note 13. No distribution is payable in the event the Oncor distribution is not received.

During 2017, our board of directors declared, and we paid the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount
July 26, 2017	August 1, 2017	$46
April 26, 2017	April 27, 2017	$62
March 22, 2017	March 24, 2017	$62

During 2016, our board of directors declared, and we paid the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount
October 26, 2016	October 27, 2016	$28
July 27, 2016	August 11, 2016	$49
April 27, 2016	May 11, 2016	$46
February 24, 2016	February 25, 2016	$40

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the years ended December 31, 2017 and 2016:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2015	$(18)	$(73)	$(91)
Defined benefit pension plans (net of tax)	-	-	-
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	-	2
Balance at December 31, 2016	$(16)	$(73)	$(89)
Defined benefit pension plans (net of tax)	-	6	6
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	-	2
Balance at December 31, 2017	$(14)	$(67)	$(81)

10.     NONCONTROLLING INTERESTS

At December 31, 2017, Oncor’s ownership was as follows: 80.03% held by us, 19.75% held by Texas Transmission and 0.22% held indirectly by certain current and former members of Oncor’s management team and board of directors. The book value of the noncontrolling interests exceeds its ownership percentage due to the portion of Oncor’s deferred taxes not attributable to the noncontrolling interests.

11.    PENSION AND OPEB PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for Oncor’s recovery of pension and OPEB costs applicable to services of its active and retired employees, as well as services of other EFH Corp./Vistra active and retired employees prior to the deregulation and disaggregation of EFH Corp.’s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, Oncor entered into an agreement with a predecessor of EFH Corp. whereby it assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service. Oncor subsequently entered into agreements with EFH Corp. and a Vistra affiliate regarding provision of these benefits. Pursuant to the agreement with the Vistra affiliate, Oncor now sponsors an OPEB plan that provides certain retirement healthcare and life insurance benefits to eligible former Oncor, EFH Corp. and Vistra employees for whom both Oncor and Vistra bear a portion of the benefit responsibility. See “Oncor OPEB Plan” below for more information.

Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2017 and 2016, Oncor had recorded regulatory assets totaling $1.215 billion and $1.199 billion, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

Oncor has also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to our regulated utility business (non-recoverable service) in a 2012 transaction. Any retirement costs associated with non-recoverable service is not recoverable through rates.

Pension Plans

Oncor sponsors the Oncor Retirement Plan and also has liabilities under the Vistra Retirement Plan (formerly EFH Retirement Plan), both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is sponsors’ policy to fund the plans on a current basis to the extent required under existing federal tax and ERISA regulations.

Oncor also has the Oncor Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan. Oncor Supplemental Retirement Plan amounts are included in the reported pension amounts below.

Oncor OPEB Plan

The Oncor OPEB Plan covers its eligible current and future retirees. Pursuant to Oncor’s agreement with a Vistra affiliate, Oncor sponsors an OPEB plan that covers certain eligible retirees of Oncor, EFH Corp./Vistra and their affiliates whose employment service was assigned to both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Vistra is solely responsible for its portion of the liability for retiree benefits related to those retirees. As we or Oncor are not responsible for Vistra’s portion of the Oncor OPEB Plan’s unfunded liability totaling $111 million as of December 31, 2017, that amount is not reported on the balance sheet.

OPEB plan contributions are generally required to be made at least annually based on OPEB expense included in rates. Contributions are placed in an irrevocable external trust fund dedicated to the payment of OPEB expenses.

For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

Pension and OPEB Costs Recognized as Expense

Pension and OPEB amounts provided herein include amounts related only to Oncor’s portion of the various plans based on actuarial computations and reflect Oncor’s employee and retiree demographics as described above. Oncor’s net costs related to pension and OPEB plans for the years ended December 31, 2017, 2016 and 2015 were comprised of the following:

	Year Ended December 31,
	2017	2016	2015

Pension costs	$85	$76	$104
OPEB costs	58	62	53
Total benefit costs	143	138	157
Less amounts recognized principally as property or a regulatory asset	(98)	(100)	(113)
Net amounts recognized as expense	$45	$38	$44

The calculated value method is used to determine the market-related value of the assets held in the trust for purposes of calculating pension costs. Realized and unrealized gains or losses in the market-related value of assets are included over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

The fair value method is used to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on December 31, 2017, 2016 and 2015 measurement dates:

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2017	2016	2015	2017	2016	2015

Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate	4.05%	4.30%	3.96%	4.35%	4.60%	4.23%
Expected return on plan assets	5.17%	5.54%	5.26%	6.10%	6.30%	6.65%
Rate of compensation increase	3.33%	3.29%	3.29%	-	-	-

Components of Net Pension and OPEB Costs:
Service cost	$24	$23	$25	$7	$7	$7
Interest cost	131	134	131	47	49	43
Expected return on assets	(115)	(122)	(115)	(8)	(9)	(10)
Amortization of prior service cost (credit)	-	-	-	(20)	(20)	(20)
Amortization of net loss	45	41	63	32	35	33
Net periodic pension and OPEB costs	$85	$76	$104	$58	$62	$53

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net loss (gain)	$(11)	$41	$37	$139	$10	$39
Amortization of net loss	(45)	(41)	(63)	(32)	(35)	(33)
Plan amendments	-	-	-	(78)	-	-
Amortization of prior service (cost) credit	-	-	-	20	20	20
Total recognized as regulatory assets or other comprehensive income	(56)	-	(26)	49	(5)	26
Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$29	$76	$78	$107	$57	$79

	Pension Plans			OPEB Plan
	Year Ended December 31,			Year Ended December 31,
	2017	2016	2015	2017	2016	2015

Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	3.54%	4.05%	4.30%	3.73%	4.35%	4.60%
Rate of compensation increase	4.46%	3.33%	3.29%	-	-	-

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$3,307	$3,201	$1,116	$1,088
Service cost	24	23	7	7
Interest cost	131	134	47	49
Participant contributions	-	-	19	17
Assumption of liabilities	-	-	-	7
Plan amendments	-	-	(78)	-
Actuarial (gain) loss	201	106	154	10
Benefits paid	(163)	(157)	(67)	(62)
Projected benefit obligation at end of year	$3,500	$3,307	$1,198	$1,116
Accumulated benefit obligation at end of year	$3,387	$3,213	$-	$-

Change in Plan Assets:
Fair value of assets at beginning of year	$2,287	$2,252	$143	$141
Actual return (loss) on assets	327	188	23	9
Employer contributions	149	4	31	31
Assets related to assumed liabilities	-	-	-	7
Participant contributions	-	-	19	17
Benefits paid	(163)	(157)	(67)	(62)
Fair value of assets at end of year	$2,600	$2,287	$149	$143

Funded Status:
Projected benefit obligation at end of year	$(3,500)	$(3,307)	$(1,198)	$(1,116)
Fair value of assets at end of year	2,600	2,287	149	143
Funded status at end of year	$(900)	$(1,020)	$(1,049)	$(973)

	Pension Plans		OPEB Plan
	Year Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Amounts Recognized in the Balance Sheet Consist of:
Liabilities:
Other current liabilities	$(4)	$(4)	$(12)	$-
Other noncurrent liabilities	(896)	(1,016)	(1,037)	(973)
Net liability recognized	$(900)	$(1,020)	$(1,049)	$(973)
Regulatory assets:
Net loss	$538	$583	$402	$296
Prior service cost (credit)	-	-	(86)	(30)
Net regulatory asset recognized	$538	$583	$316	$266
Accumulated other comprehensive net loss	$124	$136	$3	$4

The following tables provide information regarding the assumed health care cost trend rates.

	Year Ended December 31,
	2017	2016

Assumed Health Care Cost Trend Rates – Not Medicare Eligible:
Health care cost trend rate assumed for next year (a)	8.00%	5.80%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	5.00%
Year that the rate reaches the ultimate trend rate	2026	2024

Assumed Health Care Cost Trend Rates – Medicare Eligible:
Health care cost trend rate assumed for next year (b)	9.40%	5.70%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	5.00%
Year that the rate reaches the ultimate trend rate	2026	2024

(a) 2017 trend rates include weighting for prescription drugs. Comparable rate for 2016 is 6.80%.
(b) 2017 trend rates include weighting for prescription drugs. Comparable rate for 2016 is 8.40%.
	1-Percentage Point Increase	1-Percentage Point Decrease

Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$158	$(131)
Effect on postretirement benefits cost	8	(6)

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

	At December 31,
	2017	2016

Pension Plan with PBO and ABO in Excess of Plan Assets:
Projected benefit obligations	$3,316	$3,137
Accumulated benefit obligations	3,207	3,051
Plan assets	2,409	2,112

Pension and OPEB Plans Investment Strategy and Asset Allocations

Oncor’s investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity, real estate securities and credit strategies (high yield bonds, emerging market debt and bank loans) are used to further diversify the equity portfolio. International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, U.S.Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assists Oncor in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The Oncor Retirement Plan’s investments are managed in two pools: one pool associated with the recoverable service portion of plan obligations related to Oncor’s regulated utility business, and a second pool associated with the non-recoverable service portion of plan obligations not related to Oncor’s regulated utility business. Each pool is invested in a broadly diversified portfolio as shown below. The second pool represents about 31% of total investments at December 31, 2017.

The target asset allocation ranges of the pension plans investments by asset category are as follows:

Target Allocation Ranges
Asset Category	Recoverable	Non-recoverable

International equities	13% - 21%	5% - 9%
U.S. equities	16% - 24%	6% - 10%
Real estate	3% - 6%	-
Credit strategies	5% - 9%	4% - 6%
Fixed income	45% - 57%	76% - 84%

The investment objective for the OPEB plan primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2017 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plans Assets

At December 31, 2017 and 2016, pension plans assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2017
	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$-	$11	$-	$11
Equity securities:
U.S.	235	2	-	237
International	271	-	-	271
Fixed income securities:
Corporate bonds (a)	-	1,081	-	1,081
U.S. Treasuries	-	251	-	251
Other (b)	-	44	-	44
Real estate	-	-	3	3
Total assets in the fair value hierarchy	$506	$1,389	$3	1,898
Total assets measured at net asset value (c)				702
Total fair value of plan assets				$2,600

	At December 31, 2016
	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$-	$14	$-	$14
Equity securities:
U.S.	193	3	-	196
International	225	-	-	225
Fixed income securities:
Corporate bonds (a)	-	1,089	-	1,089
U.S. Treasuries	-	223	-	223
Other (b)	-	40	-	40
Real estate	-	-	5	5
Total assets in the fair value hierarchy	$418	$1,369	$5	$1,792
Total assets measured at net asset value (c)				495
Total fair value of plan assets				$2,287
_____________

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.

(b)	Other consists primarily of municipal bonds, emerging market debt, bank loans and fixed income derivative instruments.

(c)
Fair value was measured using the net asset value (NAV) per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

The decrease in the fair value of the Level 3 assets was due to the sale of a portion of the investments.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2017 and 2016, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2017
	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$1	$1	$-	$2
Equity securities:
U.S.	35	-	-	35
International	33	-	-	33
Fixed income securities:
Corporate bonds (a)	-	30	-	30
U.S. Treasuries	-	3	-	3
Other (b)	28	1	-	29
Total assets in the fair value hierarchy	$97	$35	$-	132
Total assets measured at net asset value (c)				17
Total fair value of plan assets				$149

	At December 31, 2016
	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$2	$-	$-	$2
Equity securities:
U.S.	41	-	-	41
International	28	-	-	28
Fixed income securities:
Corporate bonds (a)	-	28	-	28
U.S. Treasuries	-	2	-	2
Other (b)	28	-	-	28
Total assets in the fair value hierarchy	$99	$30	$-	129
Total assets measured at net asset value (c)				14
Total fair value of plan assets				$143
_____________

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.

(b)	Other consists primarily of diversified bond mutual funds.

(c)
Fair value was measured using the net asset value (NAV) per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans		OPEB Plan
Asset Class	Expected Long-Term Rate of Return	Asset Class	Expected Long-Term Rate of Return

International equity securities	7.33%	401(h) accounts	6.51%
U.S. equity securities	6.40%	Life insurance VEBA	6.13%
Real estate	5.60%	Union VEBA	6.13%
Credit strategies	5.03%	Non-union VEBA	2.60%
Fixed income securities	4.20%	Weighted average	6.20%
Weighted average (a)	5.48%
_____________

(a)	The 2018 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 4.36% and 4.78% for Oncor’s portion of the Vistra Retirement Plan.

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. Oncor seeks to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While Oncor recognizes the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

For the Oncor retirement plans at December 31, 2017, Oncor selected the assumed discount rate using the Aon Hewitt AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2017 consisted of 1,029 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For the Oncor OPEB Plan at December 31, 2017, Oncor selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2017 consisted of 391 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Amortization in 2018

In 2018, amortization of the net actuarial loss for the defined benefit pension plans from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $45 million and $4 million, respectively. No amortization of prior service credit is expected in 2018 for the defined benefit pension plans. Amortization of the net actuarial loss for the OPEB plan from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $56 million and $1 million, respectively. Amortization of prior service credit for the OPEB plan from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $30 million and zero, respectively.

Pension and OPEB Plans Cash Contributions

Oncor’s contributions to the benefit plans were as follows:

	Year Ended December 31,
	2017	2016	2015

Pension plans contributions	$149	$4	$54
OPEB plan contributions	31	31	25
Total contributions	$180	$35	$79

Oncor’s funding for the pension plans and the Oncor OPEB Plan is expected to total $82 million and $35 million, respectively in 2018 and approximately $556 million and $178 million, respectively, in the 2018 to 2022 period.

Future Benefit Payments

Estimated future benefit payments to participants are as follows:

	2018	2019	2020	2021	2022	2023-27

Pension plans	$186	$187	$192	$197	$200	$1,050
OPEB plan	$56	$59	$62	$65	$68	$351

Thrift Plan

Oncor employees are eligible to participate in a qualified savings plan, a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the plan, employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan's investment options. Oncor’s contributions to the Thrift Plan totaled $17 million, $15 million and $14 million for the year ended December 31, 2017, 2016 and 2015, respectively.

12.    STOCK-BASED COMPENSATION

Oncor currently does not offer stock-based compensation to its employees or directors. In 2008, Oncor established the SARs Plan under which certain of its executive officers and key employees were granted stock appreciation rights payable in cash, or in some circumstances, Oncor membership interests. In February 2009, Oncor established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of its board of directors and other persons having a relationship with Oncor were granted SARs payable in cash, or in some circumstances, Oncor membership interests.

In November 2012, Oncor accepted the early exercise of all outstanding SARs (both vested and unvested) issued to date pursuant to both SARs Plans. As part of the 2012 early exercise of SARs Oncor began accruing interest on dividends declared with respect to the SARs. Under both SARs plans, dividends that were paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. As a result, at December 31, 2017, Oncor have recorded a liability of approximately $11 million relating to SARS dividend accruals. For accounting purposes, the liability is discounted based on an employee’s or director’s expected retirement date. Oncor recognized approximately $1 million in accretion and interest with respect to such dividends in each of the years 2017, 2016 and 2015.

13.     RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions and related matters. See Note 2 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings and information regarding the Vistra Spin-Off. As a result of the Vistra Spin-Off, Vistra and its subsidiaries, including Luminant and TXU Energy, ceased to be related parties as of October 3, 2016.

•
Oncor recorded revenue from TCEH, principally for electricity delivery fees, which totaled $715 million for the period January 1, 2016 through October 2, 2016 and $955 million for the year ended December 31, 2015. The fees are based on rates regulated by the PUCT that apply to all REPs.

•
EFH Corp. subsidiaries charged Oncor for certain administrative services at cost. Oncor’s payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled $1 million and $17 million for the years 2016 and 2015, respectively. Oncor and EFH Corp. also charge each other for shared facilities at cost. Oncor’s payments to EFH Corp. subsidiaries for shared facilities totaled $3 million and $4 million for each of the years ended December 31, 2016 and 2015, respectively. Payments Oncor received from EFH Corp. subsidiaries related to shared facilities totaled $1 million and $2 million for the years 2016 and 2015, respectively.

•
We are a member of EFH Corp.’s consolidated tax group, though Oncor is not, and EFH Corp.’s consolidated federal income tax return includes our results. Under the terms of a tax sharing agreement, we are obligated to make payments to EFH Corp. in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission and Investment LLC, pro rata in accordance with their respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. EFH Corp. also includes Oncor’s results in its consolidated Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. Our results are also included in the consolidated Texas state margin tax return filed by EFH Corp. See discussion in Note 1 to Financial Statements under “Income Taxes.”

Amounts payable to (receivable from) EFH Corp. related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At December 31,	At December 31,
	2017	2016

Federal income taxes payable (receivable)	$(12)	$(57)
Texas margin taxes payable	21	20
Total payable (receivable)	$9	$(37)

Cash payments made to (received from) EFH Corp. related to income taxes consisted of the following:

	Year Ended December 31,
	2017	2016

Federal income taxes	$(83)	$21
Texas margin taxes	20	20
Total payments (receipts)	$(63)	$41

•
Related parties of the Sponsor Group have (1) sold, acquired or participated in the offerings of Oncor’s debt or debt securities in open market transactions or through loan syndications, and (2) performed various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses, and may from time to time in the future participate in any of the items in (1) and (2) above. Also, as of December 31, 2017, approximately 16% of the equity in an existing vendor of the company was owned acquired by a member of the Sponsor Group. During 2017 and 2016, this vendor and/or its subsidiaries performed transmission and distribution system construction and maintenance services for us. Cash payments were made for such services to this vendor and/or its subsidiaries totaling $219 million for 2017, of which approximately $210 million was capitalized and $9 million recorded as an operation and maintenance expense, and $188 million for 2016, of which approximately $180 million was capitalized and $8 million recorded as an operation and maintenance expense. At December 31, 2017 and 2016, Oncor had outstanding trade payables to this vendor and/or its subsidiaries of $7 million and $5 million, respectively.

See Notes 8 and 9 for information regarding distributions to EFIH and noncontrolling interests and Oncor’s participation in previous EFH Corp. pension and OPEB plans, respectively.

14. SUPPLEMENTARY FINANCIAL INFORMATION

Variable Interest Entities

Through December 29, 2016, Oncor was the primary beneficiary and consolidated a former wholly-owned VIE, Bondco, which was organized for the limited purpose of issuing specific transition bonds and purchasing and owning transition property acquired from Oncor that is pledged as collateral to secure the bonds. Oncor acted as the servicer for this entity to collect transition charges authorized by the PUCT. These funds were remitted to the trustee and used for interest and principal payments on the transition bonds and related costs. Bondco was dissolved effective December 29, 2016.

Bondco had issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. The 2003 Series transition bonds matured and were paid in full in 2015 and the 2004 Series transition bonds matured and were paid in full in May 2016. We and Oncor did not provide any financial support to Bondco during the year ended December 31, 2016.

Major Customers

Revenues from subsidiaries of Vistra (formerly subsidiaries of TCEH) represented 22%, 23% and 25% of our total operating revenues for the years ended December 31, 2017, 2016 and 2015, respectively. Revenues from REP subsidiaries of another nonaffiliated entity, collectively represented 18%, 17% and 17% of total operating revenues for the years ended December 31, 2017, 2016 and 2015, respectively. No other customer represented 10% or more of our total operating revenues.

Other Income and Deductions
	Year Ended December 31,
	2017	2016	2015

Accretion of fair value adjustment (discount) to regulatory assets due to acquisition accounting	$-	$1	$5
Professional fees	(15)	(15)	(19)
Non-recoverable pension and OPEB (Note 9)	(5)	(2)	(9)
Interest income	6	2	-
Other	(1)	(1)	1
Total other income and (deductions) - net	$(15)	$(15)	$(22)

Interest Expense and Related Charges

	Year Ended December 31,
	2017	2016	2015

Interest	$351	$341	$335
Amortization of debt issuance costs and discounts	3	3	3
Less allowance for funds used during construction – capitalized interest portion	(12)	(8)	(5)
Total interest expense and related charges	$342	$336	$333

Trade Accounts and Other Receivables

Trade accounts and other receivables reported on our balance sheet consisted of the following:

	At December 31,
	2017	2016

Gross trade accounts and other receivables	$638	$548
Allowance for uncollectible accounts	(3)	(3)
Trade accounts receivable – net	$635	$545

At December 31, 2017, REP subsidiaries of two of our largest counterparties collectively represented approximately 12% and 10% of the trade accounts receivable balance and at December 31, 2016, represented approximately 15% and 12% of the trade accounts receivable balance.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by nonaffiliated REPs are deferred as a regulatory asset.

Investments and Other Property

Investments and other property reported on our balance sheet consist of the following:

	At December 31,
	2017	2016

Assets related to employee benefit plans, including employee savings programs	$111	$98
Land	2	2
Total investments and other property	$113	$100

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2017 and 2016, the face amount of these policies totaled $162 million and $153 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $84 million and $76 million for the years ended December 31, 2017 and 2016, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/	At December 31,
	Avg. Life at December 31, 2017	2017	2016
Assets in service:
Distribution	2.9% / 34.3 years	$12,467	$11,369
Transmission	2.9% / 34.7 years	7,870	7,734
Other assets	7.1% / 14.1 years	1,380	1,131
Total		21,717	20,234
Less accumulated depreciation		7,255	6,836
Net of accumulated depreciation		14,462	13,398
Construction work in progress		402	416
Held for future use		15	15
Property, plant and equipment – net		$14,879	$13,829

Depreciation expense as a percent of average depreciable property approximated 3.4%, 3.5% and 3.6% for the years ended December 31, 2017, 2016 and 2015, respectively.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet as part of property, plant and equipment consist of the following:

	At December 31, 2017			At December 31, 2016
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Identifiable intangible assets subject to amortization:
Land easements	$453	$96	$357	$491	$94	$397
Capitalized software	679	339	340	470	326	144
Total	$1,132	$435	$697	$961	$420	$541

Aggregate amortization expense for intangible assets totaled $57 million, $61 million and $64 million for the years ended December 31, 2017, 2016 and 2015, respectively. At December 31, 2017, the weighted average remaining useful lives of capitalized land easements and software were 82 years and 8 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense

2018	$47
2019	44
2020	43
2021	43
2022	43

At both December 31, 2017 and 2016, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes. See Note 1 regarding goodwill impairment assessment and testing.

Employee Benefit Obligations and Other

Employee benefit obligations and other reported on our balance sheet consisted of the following:

	At December 31,
	2017	2016

Retirement plans and other employee benefits	$2,035	$2,092
Liabilities related to subsidiary tax sharing agreement (a)	130	229
Uncertain tax positions (including accrued interest)	-	3
Investment tax credits	10	12
Other	56	63
Total employee benefit obligations and other	$2,231	$2,399

(a)    Includes an $86 million re-measurement impact due to the TCJA.

Supplemental Cash Flow Information

	Year Ended December 31,
	2017	2016	2015

Cash payments related to:
Interest	$345	$336	$346
Less capitalized interest	(12)	(8)	(5)
Interest payments (net of amounts capitalized)	$333	$328	$341
Income taxes:
Federal	$(95)	$21	$161
State	20	20	43
Total payments (refunds) of income taxes	$(75)	$41	$204

Noncash Sharyland Asset Exchange costs	$383	$-	$-
Noncash construction expenditures (a)	$129	$122	$56

(a)	Represents end-of-period accruals.

15. SHARYLAND ASSET EXCHANGE

On July 21, 2017, Oncor entered into the Sharyland Agreement with the Sharyland Entities. The Sharyland Agreement provided that Oncor exchange certain of their transmission assets and cash for certain of the Sharyland Entities’ distribution assets (constituting substantially all of their electricity distribution business) and certain of their transmission assets. The transaction for assets between Oncor and SDTS was structured to qualify, in part, as a simultaneous tax deferred like kind exchange of assets to the extent that the assets exchanged are of “like kind” (within the meaning of Section 1031 of the Internal Revenue Code).

On August 4, 2017, Oncor, SDTS and SU filed a joint application for sale, transfer, or merger in PUCT Docket No. 47469 requesting PUCT approval of the Sharyland Asset Exchange, and on October 13, 2017, the PUCT issued an order approving the transactions. On November 9, 2017, the parties consummated the transactions. Oncor exchanged approximately $383 million of their transmission assets, consisting of approximately 258 miles (517 circuit miles) of 345 kV transmission lines, and approximately $25 million in cash for approximately $408 million of the Sharyland Entities’ distribution assets and certain of their transmission assets.

The transaction expanded Oncor’s customer base in west Texas and provides some potential growth opportunities of the distribution network. As part of the transaction, Oncor acquired approximately 55,000 customers. The acquisition did not result in the recognition of goodwill as the assets’ regulatory book value approximates their fair value.

Distribution revenues following the November 9, 2017 Sharyland Asset Exchange included in our 2017 consolidated results are $12 million. Earnings of the Sharyland distribution assets Oncor acquired are largely offset by a reduction in earnings attributable to the transfer of transmission assets. The Sharyland Asset Exchange did not have a material effect on our results of operations, financial position or cash flows for the year ended December 31, 2017. Had the Sharyland Asset Exchange occurred at the beginning of the 2017 annual reporting period, the revenue and earnings of the combined entity for the current reporting period would not have been significantly different.

16.    CONDENSED FINANCIAL INFORMATION

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)
PARENT ONLY FINANCIAL INFORMATION
(millions of dollars)

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2017	2016	2015

Income tax expense	$(73)	$(12)	$(12)
Equity in earnings of subsidiary	335	344	346
Net Income	262	332	334
Other comprehensive income (net of tax benefit of $4, $1 and $3)	8	2	(5)
Comprehensive income	$270	$334	$329

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015

Cash provided by operating activities	$171	$162	$321
Cash used in financing activities - distributions paid to parent	(171)	(162)	(322)
Net change in cash and cash equivalents	-	-	(1)
Cash and cash equivalents - beginning balance	-	-	1
Cash and cash equivalents - ending balance	$-	$-	$-

CONDENSED BALANCE SHEETS

	At December 31,	At December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$-	$-
Investments - noncurrent	6,378	6,340
Accumulated deferred income taxes	90	129
Total assets	$6,468	$6,469
LIABILITIES AND MEMBERSHIP INTERESTS
Income taxes payable to EFH Corp. - current	$8	$8
Other noncurrent liabilities and deferred credits	130	230
Total liabilities	138	238
Membership interests	6,330	6,231
Total liabilities and membership interests	$6,468	$6,469

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)
CONDENSED FINANCIAL INFORMATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

References herein to “we,” “our,” “us” and “the company” are to Oncor Holdings (Parent Co.) and/or its direct or indirect subsidiaries as apparent in the context.

The accompanying condensed balance sheets are presented at December 31, 2017 and 2016, and the accompanying condensed statements of income and cash flows are presented for the years ended December 31, 2017, 2016 and 2015. We are a Delaware limited liability company wholly-owned by EFIH, which is a wholly owned subsidiary of EFH Corp. As of December 31, 2017, we own approximately 80% of the membership interests in Oncor. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules of the US Securities and Exchange Commission. Because the condensed financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the consolidated financial statements and Notes 1 through 14. Our subsidiary has been accounted for under the equity method. All dollar amounts in the financial statements are stated in millions of US dollars unless otherwise indicated.

Distribution Restrictions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including capital leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes any transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with GAAP, excluding the effects of acquisition accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 57.5% debt to 42.5% equity. At December 31, 2017, Oncor’s regulatory capitalization ratio was 59.4% debt to 40.6% equity effectively restricting Oncor’s ability to make cash distributions to us.

During 2017, 2016 and 2015, Oncor’s board of directors declared, and Oncor paid to us the following cash distributions:

	Year Ended December 31,
	2017	2016	2015
	(millions of dollars)
Distributions received subsequently paid to EFH Corp. as federal income taxes recognized as operating activities	$19	$21	$26
Distributions received subsequently paid to EFIH recognized as financing activities	171	162	322
Total distributions from Oncor	$190	$183	$348